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                                                                    Exhibit 14.1

                           UNIVERSAL ELECTRONICS INC.
                                 CODE OF CONDUCT

                           LETTER FROM PAUL D. ARLING
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

To our employees:

         The success of Universal Electronics is built on our reputation for integrity and excellence, not just of our products, but also on the way in which we conduct ourselves. We share and uphold a common set of ethical values and objectives, the core of which is our commitment to doing the "right thing," even though it may not be popular.

         The business environment has never been more challenging or complex, particularly for a company like ours which does business all around the world. Now more than ever, each of us needs to understand our individual responsibility for complying with legal requirements and upholding the highest ethical standards. To help guide us in this endeavor, the Board of Directors has adopted a Code of Conduct with which we must all comply - me, you, and every one of our directors, officers and employees around the world.

         The Code provides each of us with a basic guide to certain precepts and practices that are critical to our ability to be a productive company, operating within the law's requirements and with respect for one another. It does not, however, cover all the situations in which our principles may be called into question. But if we always put integrity and truthfulness first, we will come through with flying colors.

         Please read the Code carefully. Compliance with its provisions is critical to our success.

Sincerely,

Paul D. Arling
Chairman and Chief Executive Officer

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                           UNIVERSAL ELECTRONICS INC.
                                 CODE OF CONDUCT

I. APPLICATION OF THE CODE AND THE COMPANY'S POLICIES

         The Board of Directors of Universal Electronics Inc. has adopted the following Code of Conduct as part of its commitment to integrity, honesty, and compliance with law and with the highest standards of ethical conduct. This Code of Conduct sets forth certain basic rules regarding the way in which all Universal directors, officers, and employees must conduct themselves. It also provides guidance as to how to recognize certain ethical and legal issues and how to resolve them in conducting the Company's business. The Code also provides means of reporting unethical conduct that violates this Code.

         Certain terms are used throughout this Code. "Universal" or the "Company" refers to Universal Electronics Inc., and all of its subsidiaries, regardless of their location around the world. "Code" refers to this Code of Conduct. "Associates" refers to all directors, officers, and employees of the Company.

         All directors, officers, and employees of Universal are responsible for complying with the requirements of this Code. Only the board of directors can waive the provisions of this Code for executive officers and directors. The Chief Executive Officer can, if there are special circumstances, grant exceptions to the Code for all other Associates.

         The Code cannot - and is not intended to - cover every legal and ethical issue that may arise. If you do not know what to do about a problem or are not sure how the requirements of the Code apply, you should consult your supervisor, or seek assistance from one of the persons or departments listed at the end of the Code. You should use good common sense and judgment in handling problems not specifically addressed in the Code, always resolving issues by complying with legal and ethical requirements. If there ever is a situation in which requirements of law in a particular locality conflict with this Code, you must obey the prevailing law. In such a situation, you should contact the Company's General Counsel (see contact information at the end of the Code) to determine how such a potential conflict should be resolved.

         The Code does not include all of the Company's policies. We need also observe Universal's other approved policies and procedures. They are designed to foster a good working environment, to ensure production of high quality products, and to protect the Company's financial integrity. Official company policies can be found on the company's Intranet. These policies can answer many questions about appropriate procedures and practices for associates to follow in conducting business. In addition, specific work rules or policies may vary depending on the nature of your job and the country in which you work. If you are not certain about the application of these policies, you should contact your local Human Resources Department representative.

         Universal may modify this Code at any time. Neither this Code nor the Company's other policies create a contract of employment with you.

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II. FAIR DEALING

         Universal is committed to dealing with its employees, customers, vendors, competitors and others with whom we work, with fairness, respect and integrity. Relationships forged through fairness and integrity provide keys to the company's success. No one should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or through any other unfair-dealing practice. Fair dealing also prohibits taking advantage of or otherwise improperly using someone else's property, including intellectual property.

         Doing Business with Suppliers and Consultants

         Purchasing decisions should be based on the best combination of quality, integrity, service, delivery, and price. Personal relationships should not be the basis for the purchase of goods or services.

         Dealing with Customers

         Associates must always be truthful and clear with customers about the terms of transactions. The Company provides certain warranties with respect to its products. These warranties are the only ones that Associates can offer to customers.

         Charitable Contributions

         Periodically, Associates may receive requests for corporate contributions from charities and other non-profit organizations. The Company is committed to being a good corporate citizen. All such requests should be referred to the Chief Executive Officer.

III. ACCURATE FINANCIAL INFORMATION AND DISCLOSURES

         Keeping Accurate Financial Records

         The Company's financial records and the financial statements that we release to the public in accordance with legal and stock market requirements must always be full, fair, accurate, timely, and understandable. Besides being required by law, Universal's credibility and reputation for honesty depend on it. The Company's ability to make accurate and timely disclosures to the public that are required by law depends on accurate and complete financial records.

         Therefore, it is very important that all accounting entries, as well as all information on which those entries are based, be correct and complete. Accounting entries must be made in accordance with appropriate accounting standards, and proper records supporting accounting entries must be maintained. Any Associate who becomes aware of inaccurate or uncorrected accounting entries should report the matter in accordance with the procedures set forth at the end of this Code.

         Accurate Disclosures

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         The Company's stock price depends on the information that the investing public has available. The law and stock market rules require full, fair, accurate, timely, and often detailed reporting of information that could influence investors and impact the Company's stock price. The Company is committed to fulfilling its responsibilities for full, fair, accurate, and timely disclosures as required by law and stock market rules. No associate may do anything that would violate these responsibilities or interfere with their proper execution. You must immediately report to your supervisor any event or development that you believe could affect the value of the Company's common stock.

         COMPANY SPOKESPERSON

         Only a limited number of senior officers are authorized to discuss Universal's historical or expected financial performance and other material developments. To avoid confusion to the public, any inquiries or requests from the press, media, financial community or the general public about the Company or its subsidiaries must be referred to the Company's Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer.

IV. COMPLIANCE WITH LAW

         Compliance and Questions About the Law

         At Universal, we are committed to operating our business in compliance with the laws and government rules and regulations of the countries, states, and localities in which we operate. Compliance with law forms a basic part of the Company's integrity as a business enterprise. If you have questions about the law, including the seven areas of the law briefly highlighted in this Code, please contact the Company's General Counsel.

         Insider Trading

         It is illegal to trade in the Company's securities, including its common stock, on the basis of material "inside" information. "Inside" information is information about which you have knowledge, but which is not yet known to the public. Examples of inside information include, but are not limited to, financial forecasts, interim sales and earning numbers, dividend changes, possible mergers, acquisitions and joint ventures, new product innovations, major litigation developments, and significant changes in business strategy.

         Information is considered material if, when disclosed to the public, it could either affect an investor's decision to buy the Company's stock or otherwise have an impact on the Company's stock price. The prohibitions on insider trading apply to all Associates, regardless of their jobs in the Company and regardless of where or how they may have obtained the inside information. Even after information has become public, you can still not trade in Company securities until it has had time to become generally known in the securities markets. Two full business days after something has become public through a press release or filing with the Securities Exchange Commission, for example, should elapse before you can trade based on that information.

         Besides being illegal to trade in Company securities based on inside information, it is also

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illegal to pass inside information on to others, including family and friends.
The penalties for violating the insider trading laws are severe. You should be sure to read the Company's policy on insider trading. If you have any questions about whether you might violate the insider trading laws by purchasing or selling Company securities, you should consult the General Counsel.

         Stock Tipping

         Our commitment to integrity requires that we not disclose non-public information to anyone outside the Company. To avoid giving anyone an illegal stock trading advantage, we must each be careful when discussing the Company's business with individuals outside the Company, including family and friends.

         There may also be instances when you or another Associate become aware of non-public information about another company with which Universal does business or is seeking to do business. Consistent with our commitment to integrity, you may not use non-public information as the basis to buy or sell stock or other securities of that company, nor may you pass the information to anyone else for the purpose of trading in that company's stock.

         Bribes and Kickbacks

         At all times we must conduct the Company's business in an honest, ethical fashion. Bribes and payoffs to government officials, suppliers, and others are strictly prohibited. Kickbacks, which are situations in which an Associate receives or gives something in return for business or for making certain business decisions, are strictly prohibited.

         Political Contributions

         The laws of the United States and other countries may prohibit or restrict contributions by a corporation to political parties or candidates. No Company funds or other assets may be contributed, used, or loaned, directly or indirectly, to any political party or for the campaign of any person for political office.

         In addition, no Associate, regardless of his or her position in the Company, may suggest or otherwise place pressure on another Associate or member of an Associate's family to make contributions in the Associate's own name. If you have a question about the law on political contributions, contact the General Counsel.

         International Business and the Foreign Corrupt Practices Act

         Even though Universal is based in the United States, it is imperative that all of us comply with laws and regulations in the other countries in which the Company does business. In addition to the laws of other countries, there are special laws and regulations which apply to the import and export of products and technical data. The Company's General Counsel can provide Associates with information about the laws of other countries.

         The Foreign Corrupt Practices Act prohibits Associates from offering or paying any money or other thing of value, directly or indirectly, to any foreign government official, foreign political party or its officials, or candidate for public office, for the purpose of improperly obtaining or maintaining

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business or influencing governmental action favorable to the company. Prohibited payments of this nature include consulting, broker's, finder's or other fees paid to third parties where there is reason to believe that any part of such fees will be distributed to, or for the benefit of, foreign officials or political parties for those improper objectives. Examples of prohibited transactions can also include split invoicing, in an attempt to permit a customer to pay lower import duties, as well as "over invoicing" to enable a customer to take payments improperly outside of her or his country.

         Antitrust Laws

         The antitrust laws prohibit competitors, customers, and vendors from making agreements or having understandings that interfere with fair competition in the marketplace or that could result in price fixing. Associates may not conduct any business that violates the antitrust laws of the U.S., any state, any foreign country, or any other international body.

         The antitrust laws can be very complicated, but these are some examples of conduct that would violate the law:

    - Agreements among competitors to set prices, terms or conditions of sale, production, distribution, territories, or customers.

    -    Control of the resale pricing of any of the Company's products.

    - Providing competitors with any competitive information, such as details of prices, terms or conditions of sale that could be viewed as anticompetitive.

     Dealing with Government Agencies

         Associates must follow all regulatory requirements that relate to the development, manufacture, or distribution of the Company's products and the provision of the Company's services. It is in all of our best interests to maintain honest and direct relationships when dealing with government agencies.

         Periodically, government inspectors may request information during inspections of facilities. To determine whether requests are appropriate, always contact the General Counsel if there is an information request from a government agency. You should always cooperate with and be courteous to government inspectors and provide them with the information they request during an inspection that they are entitled to under applicable law.

V. CONFLICTS OF INTEREST

         The success of our Company, the value we produce for shareholders and our jobs depend on putting the Company's interests first when we do business. A conflict of interest arises when an individual's private interests, including personal benefits that accrue because of an Associate's position with the Company, interfere with the Company's interests as a whole. Conflicts can also arise when a member of an Associate's family receives personal or business benefits as a result of the

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Associate's position at the Company.

         Each of us must avoid conflicts, as well as the appearance of conflicts. There is not necessarily a specific rule that deals with each situation. Associates must exercise common sense and judgment to avoid conflicts. Judgment also involves asking your supervisor or the Company's General Counsel how to handle a situation if you think you might have a conflict of interest. Dealing with conflicts involves disclosing them and then receiving guidance from your supervisor or a senior officer on how to manage such situations.

         If you feel that an Associate has a conflict of interest that your supervisor has failed to address, you should report it as indicated at the end of this Code in the section entitled "Procedures for Reporting Complaints." The following are some specific examples of conflict situations that can commonly arise.

         Corporate Opportunities

         Any business opportunities that we see as a result of working on Universal's behalf must be used for the Company's benefit. You may not:

    - take for yourself or for your personal gain opportunities that you discover or learn about through the use of corporate property or information or your position; or

    - use your position in the Company or the Company's property or information for personal gain.

These prohibitions also apply to using Company opportunities, property, information, or position for the personal benefit of family members, friends, or organizations outside of the Company.

         Hiring and Supervising Friends and Relatives

         Our policy is to hire only the best, most qualified women and men. The Human Resources Department will assist Associates in determining qualifications for any position and in evaluating applicants for those positions. As a general matter, no relative, spouse or domestic partner, or "significant other" should be hired to work within the same departmental hierarchy in circumstances when the Associate has ultimate supervisory responsibility over the friend or relative being hired. Periodically, there may be sound business reasons for exceptions to this policy. Any exceptions must be approved by the Chief Executive Officer. Questions about possible conflicts of interest in hiring and work assignments should be directed to the Human Resources Department.

         Loans to Associates

         Loans by the Company to, or guarantees of obligations of, directors and executive officers and their families are prohibited. Company loans to other Associates are prohibited unless authorized by a recognized Company program.

         Competing with the Company and Outside Employment

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         Putting the Company's interests first also means not competing with the
Company in any other business activities. Outside employment can never involve working for a competitor, customer, or supplier of the Company, and it can never involve working during the regular business hours your job as an Associate requires.

         Being an Officer or Director of Another Company

         No officer or employee of the Company should serve as an officer or director of a business corporation not affiliated with the Company and whose stock is publicly traded except with the permission of the Chief Executive Officer.

         Gifts and Entertainment

         Sometimes custom in the business world involves being entertained - for example, being taken to lunch or dinner, the theater, sporting events, etc. - by people who do business or wish to do business with the Company. Similarly, there may be times when your position in the Company requires you to entertain people with whom Universal does or wants to do business. Business is often transacted in these situations, and at times Associates may be asked to represent the Company in certain situations hosted by others.

         Associates should not accept gifts or non-business entertainment greater than US$250 in value. Any gifts whose value exceeds US$250 must in turn be given to the Company where it will be used for Company business. If non-business entertainment will exceed US$250, the Associate should have explicit permission from his or her supervisor. Gratuities could be construed as bribes or kickbacks, and therefore Associates may never accept them.

         When it is necessary to entertain others on behalf of the Company, the entertainment should be reasonable and in surroundings conducive to doing business. A substantial business discussion should take place during, before, or after the entertainment event. Before entertaining others, Associates should have clear permission from their supervisors to do so.

         Any business entertainment, whether the Associate is receiving or providing the entertainment, should be in a context that would not prove embarrassing to the Company. Often, law or policy does not permit entertaining or giving gifts to government officials or employees. Associates should consult both their supervisor and the Company's General Counsel before providing such gifts or entertainment to ascertain their appropriateness and legality.

VI. PROTECTION AND USE OF COMPANY ASSETS

         Company Property - In General

         All Associates should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability and the value it produces. All Company assets should only be used for legitimate business purposes.

         Company property includes both tangible and intangible property. Tangible property includes such items as computers, printers, manufacturing equipment, office supplies, and

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inventories. Intangible property refers to such things as trademarks, formulas, patents, copyrights, trademarks, secrets, and other intellectual property.

         As a Company that manufactures and distributes "high tech" equipment, we often, as individuals or teams, create new ideas and intellectual property. Scientific discoveries, formulas, engineering plans, manufacturing specifications, computer codes and programs, publications, and manufacturing processes are just a few examples of property that is created through the work of our minds. Any intellectual property created as a result of work at Universal automatically becomes the Company's property.

         Confidential and Proprietary Information

         Certain information is confidential. Confidential information is often important to the Company's competitive advantage. It should neither be shared with anyone outside the Company nor provided to other Associates except on a "need to know" basis. The protection of the Company's confidential and proprietary information is essential to its continued success. This information is an important Company asset that requires the same protection as other Company assets. Confidential information includes, among other things, all non-public information that might be of use to competitors, or that could be harmful to the Company or its customers, if disclosed. On the rare occasion that it is necessary to provide confidential information for business purposes to persons outside the Company, it must be done only after consultation with the General Counsel and after a confidentiality agreement, provided by the General Counsel, is signed.

         Confidentiality also requires that you not discuss confidential information about customers with other customers or with other Associates who have no need to know this information. You should treat all computer data as confidential, and you should protect computer data from use by any unauthorized person.

         Computers, Electronic Mail, and the Internet

         The Company's computers, electronic mail, and internet connections are provided for the purpose of doing company business. However, Associates may occasionally use these tools for personal reasons as long as this use does not negatively affect their job performance and as long as they are not accessing inappropriate or offensive material.

         All materials, including personal correspondence and electronic messages, on the Company's computers or voicemail constitute property of the Company. Therefore, they can be accessed and inspected by Company representatives when deemed appropriate by the Company. Associates should understand that they have no legitimate expectation of privacy when using the Company's email system, computers, or voicemails and other information systems.

VII. EMPLOYMENT AND WORKPLACE PRACTICES

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         Equal Employment Opportunity

The Company is committed to equal employment opportunities at all of its facilities worldwide, without regard to a person's race, age, color, religion, sex, ancestry, national original, veteran status, marital status, citizenship status, individual disability, sexual orientation, or other protected group status.

         Harassment

         Universal will not tolerate any kind of harassment or other inappropriate behavior on the part of Associates or those with whom we deal, regardless of whether the behavior is verbal or physical, flagrant or subtle. Harassment involves unwelcome verbal or physical conduct which has the effect of unreasonably interfering with an Associate's job performance or which creates an intimidating, hostile or offensive environment. This type of conduct is prohibited regardless of whether it occurs on or off company premises or whether it occurs in person or through the mail, e-mail, voicemail, or internet.

         Any Associate who believes he or she has been subjected to, or has observed, harassment should promptly report it to his or her supervisor or to the Human Resources Department.

         Safety in the Workplace

         Universal emphasizes the importance of the health and safety of its Associates. Associates must follow all applicable occupational safety and health laws. In addition, every Associate should remain aware of safety risks in the workplace and should make efforts to reduce those risks when they might pose a threat to the Associate's or someone else's health or safety. Associates are not required to perform work that they reasonably feel will endanger their health or safety. Associates should consult the General Counsel or the Human Resource Department for additional advice about specific situations.

         Alcohol and Drugs

         Use of alcohol or certain drugs can impair productivity and pose a safety threat. Drugs, other than those prescribed by a physician, should not be used during working hours. Possessing, consuming, or being under the influence of alcohol on Company premises or on Company business is prohibited except when Company policy otherwise deems such possession or consumption appropriate and reasonable. For example, it may be appropriate to consume alcohol when entertaining customers or when there is a Company party. Alcohol and drugs, whether or not prescribed by a physician, should never be used if there could be a threat to safety, if they could impair an Associate's judgment, or if using them could result in a violation of the law. Illegal drugs may never be used.

         Privacy

         To protect its interests the Company may require investigations in which its representatives may examine facilities, offices, computer files, electronic mail records, and other Company property. The Company reserves the right to make such investigations, even if searches of facilities, offices, and information stored on Company computers is involved. Records and files stored on Company computers are considered the property of Universal and therefore are not considered to be private

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matters.

         Personal information about Associates will only be disclosed within the Company to persons or departments that require such information for business purposes. The Company will not disclose personal information about Associates to anyone outside the Company unless required to do so by law or at the request of the Associate.

         Environmental Safety

         The Company is committed to operating practices that are consistent with governmental requirements regarding the environment. Associates must comply with all applicable environmental laws and with all permits and approvals granted the Company by environmental regulatory authorities. Associates are encouraged to exercise good judgment with regard to the environmental impacts resulting from use of Company facilities, manufacturing processes, and waste disposal.

VIII. ACCOUNTABILITY FOR ADHERENCE TO THE STANDARDS OF CONDUCT

         If, after investigation, the Company determines that an Associate has breached the provisions of this Code, the Associate will be subject to disciplinary procedures which may include termination of his or her employment.

IX. PROMPT REPORTING OF COMPLAINTS AND PROBLEMS

         Ethical conduct is every Associate's business. Breaches of ethical conduct harm Universal and its working environment, and thus they harm all of us. You should report promptly any breaches or suspected breaches of this Code so that they can be investigated.

                       PROCEDURES FOR REPORTING COMPLAINTS

         Any person may in good faith submit complaint, report, or concern regarding accounting or auditing matters relating to the Company or to any other violations of the Company's policies without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all provisions of the Code, including compliance with applicable securities laws and regulations, accounting standards, accounting controls and audit practices.

         In order to facilitate reporting, the Company's Board of Directors has established the following procedures for any person to submit a good faith complaint, report or concern regarding violations or suspected violations of the Company's Code of Conduct, including any violation or suspected violation of accounting or auditing matters relating to the Company without fear of dismissal or retaliation of any kind.

         Receipt of Calls

         Any person who knows of or who suspects violations of the Company's Code of Conduct, including any violation or suspected violation of accounting or auditing matters relating to the

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Company, may report such concerns on a confidential or anonymous basis to the
Audit Committee of the Company by calling the independent, toll-free Ethics Line established by the Company for that purpose. More detailed procedures for reporting violations and the telephone number of the toll-free Ethics Line are posted on the Company's website, www.uei.com.

         Direct Correspondence with Non-Management Directors

         The Ethics Line also may be used to raise on a direct and confidential basis concerns about the Company to the non-management directors of the Company.

         Matters Covered by the Complaint Procedures

         The Complaint Procedures relate to reports of violations or suspected violations of:

         - The Company's Code of Conduct (including violations of laws, rules, regulations and NASDAQ listing standards);

         -        The Company's Corporate Governance Guidelines; and

         -        Any other policy or procedure established by the Company.

         Treatment of Complaints and Reports

         The Company has retained a third party provider to accept, verify and log all calls received on the Ethics Line. Upon receipt of a call, the third party provider will notify the Company's internal audit department, which will log the call and advise the Audit Committee of the call. The head of the internal audit department will then determine whether the call pertains to accounting or auditing matters or is a concern addressed to the non-management directors of the Company. Calls relating to accounting or auditing matters will be reviewed under Audit Committee direction and oversight by the internal audit department or such other persons as the Audit Committee determines to be appropriate. Calls relating to all other matters will be reviewed under Audit Committee direction and oversight by the Company's legal department or human resources department, as appropriate. If a call is intended for the non-management directors of the Company, the Audit Committee will inform the remaining non-management directors of the call and make the recording of the call available to them. Confidentiality with respect to all complaints, reports and concerns will be maintained by the third party provider, the Company, the Audit Committee and the non-management directors of the Company to the fullest extent possible, consistent with the need to conduct an adequate review.

         All complaints will be investigated, and prompt appropriate corrective action, including, when warranted, disciplinary action, will be taken.

         The Company guarantees that no Associate who in good faith makes a complaint or reports a violation or suspected violation of the Code of Conduct pursuant to these procedures will be penalized in any manner for providing such information.

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